SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

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[X]	Soliciting Material Pursuant to § 240.14a-12

Xerox Corporation
(Name of Registrant as Specified In Its Charter)

CARL ICAHN
ICAHN PARTNERS LP
ICAHN PARTNERS MASTER FUND LP
ICAHN ENTERPRISES G.P. INC.
ICAHN ENTERPRISES HOLDINGS L.P.
IPH GP LLC
ICAHN CAPITAL L.P.
ICAHN ONSHORE LP
ICAHN OFFSHORE LP
BECKTON CORP.
HIGH RIVER LIMITED PARTNERSHIP
HOPPER INVESTMENTS LLC
BARBERRY CORP.
JONATHAN CHRISTODORO
KEITH COZZA
JAFFREY (JAY) A. FIRESTONE
RANDOLPH C. READ
DARWIN DEASON

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On February 15, 2018, the following article was published by the Nikkei Asian Review at the website
https://asia.nikkei.com/Business/Deals/Icahn-launches-proxy-fight-to-block-terrible-Xerox-deal.

February 15, 2018 2:18 pm JST
Interview
Icahn launches proxy fight to block 'terrible' Xerox deal
Billionaire investor would consider selling his stock if Fujifilm takes over
NEW YORK -- In a telephone interview with The Nikkei, billionaire U.S. investor Carl Icahn, the largest investor in Xerox, called the proposed acquisition by Japan's Fujifilm Holdings a "terrible deal."
Icahn said he had already launched a proxy fight to block the deal, but indicated he would be willing to negotiate with the management of the two companies, apparently prepared to use both hard and soft approaches to maximize shareholder value.
The two companies aim to complete the transaction in the second half of 2018. It must pass muster with regulators and Xerox shareholders, who are expected to gather for a general meeting in May or June.
To complete the takeover, Fujifilm plans to first sell its 75% stake in the Fuji Xerox joint venture to Xerox, which owns the rest of the venture. The Japanese group will then use the proceeds from the sale to acquire 50.1% of the U.S. office equipment maker.
In an open letter to shareholders on Monday, Icahn and fellow U.S. investor Darwin Deason objected to Fujifilm's gaining majority ownership of Xerox with no outlay of cash. They also objected to the fact that a $2.5 billion special dividend to be paid to existing Xerox shareholders would be "financed with our own assets."
The proposed acquisition "dramatically undervalues Xerox and disproportionately favors Fuji," the investors wrote. Deason filed a lawsuit in the U.S. to block the deal on Tuesday.
The following is an excerpt of The Nikkei's interview with Icahn on Tuesday.
Q: What is your view of the current deal, and what are the main challenges facing Xerox?
A: What Xerox shareholders should do is forget this deal. This deal is terrible because it gives Fuji complete control of Xerox and takes away any chance we have to get away from Fuji's grasp. What we should be doing is telling Fuji: "We're not going to do this deal with you anymore." I mean it's a terrible situation when you have a 51% holder.
Xerox's major problem is its board. I've been on many boards. I've been involved with many companies, some of which had great boards and management. But this is truly one of the worst I've ever seen.
Q: So, if the board does not change its mind about this deal, are you planning to launch a proxy fight?
A: Yeah, absolutely. I already have.
Q: And what would your proposals be?
A: I am already fighting to get the shareholders not to vote for the deal. Shareholders have to understand there's another alternative, so we're going to lay it out for them. We also put up a slate of four directors to go on the board. We're not sure when the meeting is, but we just put up our slate because there's a deadline in the United States, and if you don't do it before the deadline, then you have to wait until the next year.
Q: Let me make sure of your opinion. What conditions are necessary for you to approve the combination of Xerox and Fuji?
A: I'm not going to answer that. I'm not going to negotiate a deal on the phone here with you.
Q:  If they succeed in launching a joint Fuji-Xerox company, will you be a shareholder or would you sell your stake?
A: I'm not going to answer that.  All I will tell you is that I think if they win and put these companies together then Xerox shareholders will have major problems, and I would consider strongly selling my stock.
Q:  So there is still room for Xerox to negotiate, right?
A: Of course. I want to keep it clear that I believe that Fuji has a lot more reason to negotiate a deal than Xerox since there's a clear path for Xerox to take Asia back from Fuji over time, which would be devastating for Fuji. But, look, I'm happy to talk to them. The CEO of Fuji was nice enough to say in the newspapers he would talk to me. I'm sure he knows my phone number. He can call me any time.
Interviewed by Nikkei staff writer Soichi Inai.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES FROM THE SHAREHOLDERS OF XEROX CORPORATION IN CONNECTION WITH THE PROPOSED TRANSACTIONS BETWEEN XEROX CORPORATION AND FUJIFILM HOLDINGS CORPORATION (THE "TRANSACTION") AND/OR FOR USE AT THE 2018 ANNUAL MEETING OF SHAREHOLDERS OF XEROX CORPORATION (THE "ANNUAL MEETING") WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY RELATED TO THE TRANSACTION AND/OR THE ANNUAL MEETING WILL BE MAILED TO SHAREHOLDERS OF XEROX CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 2018 (THE "SCHEDULE 14A"). EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN XEROX CORPORATION OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, $1.00 PAR VALUE, OF XEROX CORPORATION.